                                                                   Exhibit 10.58



        $2,000,000                                             December 14, 2000


                             SECURED PROMISSORY NOTE


        1. Obligation. For value received, Chinese Universal Technologies, Ltd., a Taiwanese corporation ("Maker") promises to pay to AMDL, Inc., a Delaware corporation, or order ("Holder") the Principal Amount (as defined below) in the manner and upon the terms and conditions set forth herein.

        6. Amount and Payment. The principal amount ("Principal Amount") of this
Note is Two Million Dollars ($2,000,000). The entire Principal Amount shall be all due and payable on February 1, 2000, which payment includes imputed interest, if any computed at 7 % per annum. If not paid on or before the due date, interest shall accrue after February 1, 2000 at the rate of 7% per annum until paid.

        7. Manner and Place of Payment. Payments of the Principal Amount shall be made in lawful money of the United States of America via wire transfer to the account of Holder pursuant to instructions received from Holder. The Principal Amount is payable at the principal office of the Holder at 2492 Walnut Street, Suite 100, Tustin, California 92780 or at such place as Holder may designate in writing, without any setoff, deduction or counterclaim whatsoever.

        8. Security. This Note shall be secured by a pledge of 1,481,481 shares ("Pledged Shares") of Common Stock of Holder owned by Maker as set forth in that certain Security and Pledge Agreement of even date herewith ("Pledge Agreement"). The Pledged Shares shall also be subject to the terms of the Voting Trust Agreement of even date herewith.

        9. Events of Default. The following shall each constitute an "Event of Default" under this Note: (i) default in the payment when due of Principal Amount; (ii) Maker shall file a voluntary bankruptcy or reorganization petition under the provisions of the Federal Bankruptcy Act, any other bankruptcy or insolvency law or any other similar statute applicable to Maker ("Bankruptcy Laws") or shall consent to the filing of any bankruptcy or reorganization petition against him under any Bankruptcy Law; and (iii) any default under the Pledge Agreement. Upon an Event of Default, interest shall accrue on the unpaid Principal Amount at the rate of ten percent (10%) per annum until the Event of Default is cured or this Note is paid in full.

        10.    Remedies Upon Event of Default.

               10.1 Upon the occurrence of an Event of Default specified in
Section 5 above, the Holder shall have to right to declare that all the Principal Amount of this Note shall, at the option of Holder, be immediately due and payable, without further presentment, notice or demand for payment.

               10.2 In addition, upon an Event of Default, the Holder shall also be entitled to exercise its rights under the Pledge Agreement, including the right to demand that the Pledged

Shares be delivered to the Holder as provided in the Pledge Agreement. The Maker hereby agrees and acknowledges that the exercise of such rights shall not be construed as an election of remedy by the Holder or the Holder's waiver of right to sue on this Promissory Note.

               10.3 In addition, upon an Event of Default, the Holder shall also be entitled to terminate and cancel that certain Exclusive Distribution Agreement of even date herewith (the "Distribution Agreement") pursuant to
Section 9(f) of the Distribution Agreement.

        11. Expenses of Enforcement. Maker agrees to pay all reasonable costs and expenses, including, without limitation, reasonable attorneys' fees, as a court of competent jurisdiction shall award, which Holder shall incur in connection with any legal action or legal proceeding commenced for the collection of this Note or the exercise, preservation or enforcement of Holder's rights and remedies thereunder.

        12. Cumulative Rights and Remedies. All rights and remedies of Holder under this Note and the Pledge Agreement shall be cumulative and not alternative and shall be in addition to all rights and remedies available to Holder under applicable law. Maker hereby waives presentment, demand for payment, notice of dishonor and protest, and any and all notices and demands in connection with the delivery, acceptance, performance, or enforcement of this Note.

        13. Governing Law. This Note has been negotiated through electronic and telephonic communications in and through Tustin, California. This Note has been executed by Maker and delivered in Tustin, California and shall be governed by and interpreted and construed in accordance with the laws of the State of California. Maker expressly agrees that if there are any disputes or differences between the parties, including, but not limited to a default hereunder, then the sole and exclusive jurisdiction and venue for any action or proceeding arising under or pursuant to this Note shall be brought in the United States District Court for the Central District of California located in Orange County, California and Maker hereby consents specifically to the jurisdiction of said court for all purposes hereof including venue and in personam jurisdiction.

        IN WITNESS WHEREOF, Maker has caused this Note to be executed and delivered at Tustin, California as of the day and year first above written.

                                        "MAKER"
                                        CHINESE UNIVERSAL TECHNOLOGIES, LTD.,
                                        a Taiwanese corporation



                                        By:
                                           -------------------------------------
                                                  Jeanne Lai, President



                                       2